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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549-1004

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                          DATE OF REPORT: JUNE 3, 2003
                (DATE OF EARLIEST EVENT REPORTED: MARCH 5, 2003)

                          SOUTHERN NATURAL GAS COMPANY
             (Exact name of Registrant as specified in its charter)

           DELAWARE                         1-2745                       63-0196650
 (State or other jurisdiction      (Commission File Number)           (I.R.S. Employer
      of incorporation)                                             Identification No.)

                                EL PASO BUILDING
                             1001 LOUISIANA STREET
                              HOUSTON, TEXAS 77002
               (Address of principal executive offices)(Zip Code)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (713) 420-2600

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--------------------------------------------------------------------------------

ITEM 5.  OTHER EVENTS

     In March 2003, El Paso Corporation contributed its 50 percent ownership interest in Citrus Corp. to us. We were required to reflect the contribution at its historical cost and include Citrus' operating results in our financial information for all periods presented in a manner similar to a pooling of interests. We are filing this Current Report on Form 8-K to update information in our previously filed Annual Report on Form 10-K for the year ended December 31, 2002, as well as update other historical information to reflect this contribution. This updated information includes our combined Business and Properties discussion as of March 31, 2003, our Management's Discussion and Analysis of Financial Condition and Results of Operations for the three years ended December 31, 2002 and the three months ended March 31, 2003 and 2002 and our combined Selected Historical Financial Information as of and for the five years ended December 31, 2002 and as of March 31, 2003 and for the three months ended March 31, 2003 and 2002.

     Below is a list of terms that are common to our industry and used throughout this document.

     /d   = per day                          Bcf    = billion cubic feet
   BBtu   = billion British thermal units    MMcf   = million cubic feet

     When we refer to cubic feet measurements, all measurements are at a pressure of 14.73 pounds per square inch.

                             BUSINESS AND PROPERTY

                                    GENERAL

     We are a Delaware corporation incorporated in 1935. In October 1999, we became a wholly owned subsidiary of El Paso through the merger of Sonat Inc. with El Paso. Our primary business consists of the interstate transportation and storage of natural gas. We conduct these business activities through our natural gas pipeline system, storage facilities, an LNG receiving terminal and our 50 percent ownership interest in Citrus, all of which are discussed below.

     In March 2003, El Paso contributed its 50 percent interest in Citrus to us. Citrus is a Delaware corporation that operates an interstate natural gas pipeline, engages in the sale of natural gas primarily in Florida and provides construction, operation, maintenance and financial services. During the three years ended December 31, 2002, 2001 and 2000 equity earnings from Citrus were $43 million, $41 million and $34 million. For the three months ended March 31, 2003 and 2002, equity earnings from Citrus were $16 million and $3 million.

     The Pipeline System. The Southern Natural Gas system consists of approximately 8,000 miles of pipeline with a design capacity of approximately 2,963 MMcf/d. During 2002, 2001 and 2000, our average throughput was 2,151 BBtu/d, 2,027 BBtu/d and 2,351 BBtu/d. Our interstate pipeline system extends from natural gas fields in Texas, Louisiana, Mississippi, Alabama and the Gulf of Mexico to markets in Louisiana, Mississippi, Alabama, Florida, Georgia, South Carolina and Tennessee, including the metropolitan areas of Atlanta and Birmingham. We are the principal natural gas supplier to the growing southeastern markets of Alabama and Georgia.

     Under our tariff structure, which is governed by the Federal Energy Regulatory Commission (FERC), customers pay us on the basis of stated rates for transportation services. Approximately 92 percent of our transportation revenue is attributable to a capacity reservation or a demand charge paid by "firm" customers. These firm customers are obligated to pay a monthly demand charge, regardless of the amount of natural gas they transport or store, for the term of their contracts. The remaining 8 percent of our transportation services revenue is attributable to charges based solely on the volumes of natural gas actually transported or stored on our pipeline system.

     We have several transmission system expansion projects that have been approved by the FERC as follows:

                                                                                             ANTICIPATED
    PROJECT      CAPACITY                          DESCRIPTION(1)                          COMPLETION DATE
    -------      --------                          --------------                          ---------------
                 (MMCF/D)
South System I     196      Installation of compression and pipeline looping to increase      June 2003
   (Phase 2)                firm transportation capacity along our south mainline in
                            Alabama, Georgia and South Carolina.
North System II     33      Installation of compression and additional pipeline looping       June 2003
                            to increase capacity along our north mainline in Alabama.
South System II    330      Installation of compression and pipeline looping to increase     June 2003,
                            firm transportation capacity along our south mainline in        November 2003
                            Alabama, Georgia and South Carolina.                            and May 2004

---------------

(1) Pipeline looping is the installation of a pipeline, parallel to an existing pipeline, with tie-ins at several points along the existing pipeline. Looping increases the transmission system's capacity.

     We also have a 50 percent equity interest in Citrus, which owns 100 percent of Florida Gas Transmission. The Florida Gas Transmission system consists of approximately 4,804 miles of pipeline with a design capacity of 1,950 Mmcf/d. During 2002, 2001, and 2000, average throughput was 2,004 BBtu/d, 1,616 BBtu/d and 1,532 BBtu/d. This system extends from South Texas to Florida.

     Liquefied Natural Gas Terminal. Our wholly owned subsidiary, Southern LNG, owns an LNG receiving terminal, located on Elba Island, near Savannah, Georgia, capable of achieving a peak sendout of 675 MMcf/d and a base load sendout of 446 MMcf/d. In September 2001, we announced plans to expand the peak sendout capacity of the Elba Island Facility by 540 MMcf/d and the base load sendout by 360 MMcf/d (for a total peak sendout capacity once completed of 1,215 MMcf/d and a base load sendout of 806 MMcf/d). The expansion will cost approximately $145 million and has a planned in-service date of late 2005. The terminal was placed in service following its recommissioning and began receiving deliveries in December 2001. The current capacity at the terminal is contracted with our affiliate, El Paso Merchant Energy, under a contract that extends through 2023.

     Storage Facilities. Along our pipeline system, we have approximately 60 Bcf of underground working natural gas storage capacity, through our Muldon storage facility in Monroe County, Mississippi, which has a storage capacity of 31 Bcf, and our 50 percent interest in the Bear Creek Storage Company (Bear Creek), with our proportionate share of capacity of 29 Bcf.

     Bear Creek is a joint venture that we own equally with our affiliate, Tennessee Storage Company (TSC). Bear Creek owns and operates an underground natural gas storage facility located in Louisiana. The facility has a capacity of 50 Bcf of base gas and 58 Bcf of working storage. Bear Creek's working storage capacity is committed equally to Tennessee Gas Pipeline Company (TGP) and us under long-term contracts.

                             REGULATORY ENVIRONMENT

     Our interstate natural gas transmission system, storage and terminalling operations are regulated by the FERC under the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. Our pipeline, LNG terminal and storage facilities operate under FERC-approved tariffs that establish rates and terms and conditions for service to our customers. Generally, the FERC's authority extends to:

     - rates and charges for natural gas transportation, storage and terminalling;

     - certification and construction of new facilities;

     - extension or abandonment of facilities;

     - maintenance of accounts and records;

     - relationships between pipeline and marketing affiliates;

     - terms and conditions of services;

     - depreciation and amortization policies;

     - acquisition and disposition of facilities; and

     - initiation and discontinuation of services.

     The fees or rates established under our tariffs are a function of our costs of providing services to our customers, and include provisions for a reasonable return on our invested capital. Consequently, our results have historically been relatively stable. However, our results can be subject to volatility due to factors such as weather, changes in natural gas prices and market conditions, competition, regulatory actions and the credit-worthiness of our customers.

     Our interstate pipeline system is also subject to federal, state and local statutes and regulations regarding pipeline and LNG plant safety and environmental matters. Our systems have ongoing inspection programs designed to keep all of our facilities in compliance with environmental and pipeline safety requirements. We believe that our systems are in material compliance with the applicable requirements.

     We are also subject to regulation over the safety requirements in the design, construction, operation and maintenance of our interstate natural gas transmission system and storage facilities by the U.S. Department of Transportation. Our operations on U.S. government land are regulated by the U.S. Department of the Interior.

                            MARKETS AND COMPETITION

     We have approximately 260 firm and interruptible customers, including natural gas distribution companies and industrial companies, electric generation companies, natural gas producers, other natural gas pipelines and natural gas marketing and trading companies. We provide transportation services in both our natural gas supply and market areas. We have approximately 170 firm transportation contracts with a weighted average remaining contract term of approximately five years. Substantially all of the firm transportation capacity currently available in our two largest market areas is fully subscribed through mid-2005. Our pipeline system connects with multiple pipelines that provide our customers with access to diverse sources of supply and various natural gas markets served by these pipelines.

     The following three customers contract for a majority of our firm capacity:

     - Atlanta Gas Light Company subscribes to a capacity of 939 MMcf/d under contracts that expire beginning in 2005 through 2007, with the majority expiring in 2005.(1)

     - Alabama Gas Corporation subscribes to a capacity of 386 MMcf/d under contracts that expire beginning in 2005 through 2008. In connection with our pipeline expansions to be placed in service in 2003, all of their current contracts will extend through 2008.

     - Scana Resources subscribes to a capacity of 247 MMcf/d under contracts that expire beginning in 2003 through 2017. In connection with our pipeline expansions to be placed in service in 2003, all but 50 MMcf/d of Scana's current contracts will extend through 2010. Scana's 50 MMcf/d contract will continue to extend through 2017.
     --------------------

     (1) Atlanta Gas Light Company is currently releasing a significant portion of its firm capacity to a subsidiary of Scana Resources, Inc. under terms allowed by our tariff.

     All of our firm transportation contracts automatically extend the term for additional months or years unless notice of termination is given by one of the parties.

     Our interstate natural gas transmission system faces varying degrees of competition from other pipelines, as well as from alternative energy sources such as electricity, hydroelectric power, coal and fuel oil. We compete with other interstate and intrastate pipelines for deliveries to customers who can take deliveries at multiple connection points. We also compete with other pipelines and local distribution companies to deliver increased quantities of natural gas to our market area. In addition, we compete with pipelines and gathering systems for connection to new supply sources.

     Electric power generation is one of the fastest growing demand sectors of the natural gas market. The potential consequences of proposed and ongoing restructuring and deregulation of the electric power industry are currently unclear. Restructuring and deregulation benefits the natural gas industry by creating more demand for natural gas turbine generated electric power, but this effect is offset, in varying degrees, by increased generation efficiency and more effective use of surplus electric capacity as a result of open market access.

     Imported LNG is one of the fastest growing supply sectors of the natural gas market. Terminals and other regasification facilities can serve as important sources of supply for pipelines, enhancing the delivery capabilities and operational flexibility, and complementing traditional supply and market areas.

     Our ability to extend our existing contracts or re-market expiring capacity is dependent on competitive alternatives, access to capital, the regulatory environment at the local, state and federal levels and market supply and demand factors at the relevant dates these contracts are extended or expire. The duration of new or re-negotiated contracts will be affected by current prices, competitive conditions and judgments concerning future market trends and volatility. While we attempt to negotiate contract terms at fully subscribed quantities and at maximum rates allowed under our tariffs, we must, at times, discount our rates to remain competitive.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

                                    GENERAL

     Our business consists of interstate natural gas transmission, storage and terminalling operations. Our interstate natural gas transmission system faces varying degrees of competition from other pipelines, as well as from alternate energy sources, such as hydroelectric power, coal and fuel oil. We are regulated by the FERC, which regulates the rates we can charge our customers. These rates are a function of our costs of providing services to our customers, and include a return on our invested capital. As a result, our financial results have historically been relatively stable. However, they can be subject to volatility due to factors such as weather, changes in natural gas prices and market conditions, regulatory actions, competition and the credit-worthiness of our customers. In addition, our ability to extend existing customer contracts or re-market expiring contracted capacity is dependent on competitive alternatives, the regulatory environment and supply and demand factors at the relevant dates these contracts are extended or expire. We make every attempt to negotiate contract terms at fully-subscribed quantities and at maximum rates allowed under our tariffs, although at times, we discount our rates to remain competitive in particular markets.

                             RESULTS OF OPERATIONS

     We use earnings before interest and income taxes (EBIT) to assess the operating results and effectiveness of our business. EBIT is operating income, adjusted to include earnings from unconsolidated affiliates and other miscellaneous non-operating items. Items that are not included in this measure are financing costs, including interest and debt expense, affiliated interest income, income taxes, extraordinary items and cumulative effect of accounting changes. We believe this measurement is useful to our investors because it allows them to evaluate the effectiveness of our businesses and operations and our investments from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes. This measurement may not be comparable to measurements used by other companies and should not be used as a substitute for net income or other performance measures such as operating income or operating cash flow. In March 2003, El Paso contributed its 50 percent interest in Citrus to us in a transaction we were required to account for in a manner similar to a pooling of interests. As a result, the historical information presented below for all periods reflects the impact of this contribution. A reconciliation of operating income to EBIT and EBIT to income from continuing operations is as follows:

                                                                         THREE MONTHS
                                             YEAR ENDED DECEMBER 31,    ENDED MARCH 31,
                                             ------------------------   ---------------
                                              2000     2001     2002     2002     2003
                                             ------   ------   ------   ------   ------
                                                (IN MILLIONS, EXCEPT VOLUME AMOUNTS)
Operating revenues.........................  $  404   $  402   $  429   $  103   $  120
Operating expenses.........................    (226)    (223)    (227)     (53)     (62)
                                             ------   ------   ------   ------   ------
  Operating income.........................     178      179      202       50       58
                                             ------   ------   ------   ------   ------
Earnings from unconsolidated affiliates....      49       55       55        6       19
Allowance for funds used during
  construction.............................       2        7        7       --        1
Other income and expense...................      (2)       2        2        2        2
                                             ------   ------   ------   ------   ------
  Other....................................      49       64       64        8       22
                                             ------   ------   ------   ------   ------
          EBIT.............................     227      243      266       58       80
Interest and debt expense..................     (38)     (48)     (57)     (13)     (16)
Affiliated interest income.................       9       17        8        1        2
Income taxes...............................     (66)     (67)     (87)     (16)     (22)
                                             ------   ------   ------   ------   ------
          Income from continuing
            operations.....................  $  132   $  145   $  130   $   30   $   44
                                             ======   ======   ======   ======   ======
Throughput volumes (BBtu/d)(1).............   3,117    2,835    3,153    3,258    3,368
                                             ======   ======   ======   ======   ======

---------------

(1) Throughput volumes include volumes associated with our equity investment in Citrus. Prior period volumes have been restated to reflect our current year presentation which includes billable transportation throughput volume for storage injection.

OPERATING RESULTS -- EBIT

  Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

     Operating revenues for the year ended December 31, 2001, were $2 million lower than in 2000. The decrease was due to the impact of our 2000 rate case settlement, including lower remarketing rates on turned-back capacity in 2001 as a result of a partial reduction of the firm transportation capacity by some customers, lower settlement rates and a transportation contract termination in 2001. Also contributing to the decrease was the elimination of the minimum bill provisions on our Elba Island facility and lower transportation revenues due to the sale of our Sea Robin system in the first quarter of 2000. These decreases were partially offset by higher prices on sales under natural gas sales contracts in the first half of 2001 and increased sales of excess natural gas in 2001.

     Operating expenses for the year ended December 31, 2001, were $3 million lower than in 2000. The decrease was due to lower 2001 corporate allocations, collection of minimum bill costs associated with maintaining the Elba Island facility in 2000 as well as higher cost allocations in 2001 to capital projects primarily related to the reactivation of the Elba Island facility. The decrease was also due to lower operating expenses as a result of the sale of Sea Robin in 2000, lower ad valorem and franchise taxes in 2001. Partially offsetting the decrease was the impact of higher average prices in 2001 on natural gas purchase contracts, higher depreciation expense in 2001 due to 2001 plant additions and the impact of a one-time favorable adjustment to depreciation during the first quarter of 2000 as a result of the approval by the FERC to reactivate the Elba Island facility and $4 million in gains on the sale of non-pipeline assets in 2000.

     Other income for the year ended December 31, 2001, was $15 million higher than in 2000. This increase was due to $7 million in higher equity earnings on our investment in Citrus in 2001, $5 million in higher allowance for funds used during construction in 2001 due to our Elba Island reactivation project and $2 million from a contract termination fee received during 2001. Also contributing to this increase was $2 million in miscellaneous non-operating expenses incurred in 2000.

  Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

     Operating revenues for the year ended December 31, 2002, were $27 million higher than in 2001. The increase was primarily due to revenues of $32 million at our Elba Island facility, which was placed in service following its recommissioning and began receiving deliveries in December 2001, and revenues of $8 million from our South System I (Phase I) expansion, which was placed in service in June 2002. Also contributing to the increase was a $4 million impact of higher remarketing rates and volumes in 2002 versus 2001 on seasonal turned-back capacity. These increases were partially offset by $16 million from lower prices and volumes on sales under natural gas purchase contracts. During 2002, natural gas sold under these contracts was 8 Bcf versus 10 Bcf in 2001, and our average realized price was $3.15/Bcf versus $4.15/Bcf in 2001. These gas sales are a result of a remaining gas purchase contract that the FERC allows us to market at cost. Therefore, these gas sales have no significant effect on our net results of operations.

     Operating expenses for the year ended December 31, 2002, were $4 million higher than in 2001. The increase was due to higher operating expenses of $13 million and higher depreciation and amortization of $3 million, both due to our Elba Island facility being in service in 2002. In addition, an increase in ad valorem and franchise taxes of $2 million in 2002 were due to higher assessed property values and system additions. These increases were partially offset by lower purchased natural gas costs of $16 million due to lower prices and volumes in 2002. During 2002, natural gas volumes purchased under these contracts were 8 Bcf versus 10 Bcf in 2001, and our average gas cost was $3.15/Bcf versus $4.15/Bcf in 2001. In addition, we recorded $1 million in losses from the sales of non-pipeline assets in 2002 versus a $1 million gain in 2001.

     Other income for the year ended December 31, 2002 was the same as in 2001. A decrease of $2 million in lower equity earnings on our Bear Creek investments was offset by higher equity earnings on our investment in Citrus of $2 million.

  First Quarter 2003 Compared to First Quarter 2002

     Operating revenues for the quarter ended March 31, 2003, were $17 million higher than the same period in 2002. The increase was primarily due to higher natural gas sales under natural gas purchase contracts of $8 million. During 2003, our average realized price on sales under natural gas purchase contracts was $6.68/Bcf versus $2.27/Bcf in 2002. These gas sales are a result of a remaining gas purchase contract that the FERC allows us to market at cost. Therefore, these gas sales have no significant effect on our net results of operations. Also contributing to the increase in 2003 were increased revenues of $4 million from our South System I (Phase I) expansion, which was placed in service in June 2002, revenues of $4 million from sales of excess natural gas and higher revenues of $2 million at our Elba Island facility.

     Operating expenses for the quarter ended March 31, 2003, were $9 million higher than the same period in 2002. The increase was primarily due to higher purchased natural gas costs of $7 million due to higher prices in 2003. During 2003, our average gas cost on these purchases was $6.63/Bcf versus $2.27/Bcf in 2002. Also contributing to the increase were higher operating expenses of $1 million at our Elba Island facility.

     Other income for the quarter ended March 31, 2003, was $14 million higher than the same period in 2002 primarily due to $13 million in higher equity earnings on our investment in Citrus and higher allowance for funds used during construction in 2003 of $1 million due to higher levels of construction work in process in 2003.

INTEREST AND DEBT EXPENSE

     Below is the analysis of our interest expense:

                                                                            THREE MONTHS
                                                         YEAR ENDED            ENDED
                                                        DECEMBER 31,         MARCH 31,
                                                    --------------------    ------------
                                                    2000    2001    2002    2002    2003
                                                    ----    ----    ----    ----    ----
                                                               (IN MILLIONS)
Long term debt, including current maturities......  $39     $50     $59     $14     $17
Less: Capitalized interest........................   (1)     (2)     (2)     (1)     (1)
                                                    ---     ---     ---     ---     ---
          Total interest and debt expense.........  $38     $48     $57     $13     $16
                                                    ===     ===     ===     ===     ===

  Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

     Interest and debt expense for the year ended December 31, 2001, was $10 million higher than in 2000. Interest expense on long-term debt was $11 million higher than the same period in 2000 due to the issuance of $300 million in February 2001. Capitalized interest was $1 million higher than the same period in 2000 due to an increase in construction work in progress.

  Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

     Interest and debt expense for the year ended December 31, 2002, was $9 million higher than in 2001. The increase in interest expense on long-term debt was due to higher average debt balances outstanding in 2002 than in 2001. In February 2002, we issued $300 million aggregate principal amount of 8.0% notes due 2032. This issuance increased interest on long-term debt by approximately $20 million. We also retired $200 million of long-term debt in 2002 ($100 million of which was in January 2003 and $100 million of which was in May 2002) resulting in a decrease to interest expense of approximately $13 million. The remaining increase was primarily due to a February 2001 debt issuance of $300 million that was outstanding for the entire year in 2002.

  First Quarter 2003 Compared to First Quarter 2002

     Interest and debt expense for the quarter ended March 31, 2003, was $3 million higher than the same period in 2002 due to the issuance of $400 million of senior unsecured notes in March 2003.

AFFILIATED INTEREST INCOME

  Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

     Affiliated interest income for the year ended December 31, 2001, was $8 million higher than in 2000 due to an increase in average advances to El Paso under our cash management program, partially offset by a decrease in short-term interest rates. The average year-to-date advance balance increased from $142 million in December 2000 to $404 million in 2001. The average short-term interest rates for the year decreased from 6.4% in 2000 to 4.3% in 2001.

  Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

     Affiliated interest income for the year ended December 31, 2002, was $9 million lower than in 2001 due primarily to lower short-term interest rates in 2002, partially offset by increased average advances to El Paso under our cash management program in 2002. The average short-term interest rate decreased from 4.3% in 2001 to 1.8% in 2002 and average advances to El Paso, under our cash management program were $460 million in 2002 versus $404 million in 2001.

INCOME TAXES

  Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

     Income tax expense for the years ended December 31, 2001 and 2000 was $67 million and $66 million, resulting in effective tax rates of 32 percent and 33 percent. The effective tax rates were different from the statutory rate of 35 percent in both periods primarily due to the impact of state income taxes and earnings from unconsolidated affiliates where we anticipate receiving dividends.

  Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

     Income tax expense for the years ended December 31, 2002 and 2001, was $87 million and $67 million, resulting in effective tax rates of 40 percent and 32 percent. Our effective tax rates were different from the statutory rate of 35 percent in both periods primarily due to the impact of state income taxes and earnings from, and other adjustments attributable to, unconsolidated affiliates where we anticipate receiving dividends.

  First Quarter 2003 Compared to First Quarter 2002

     The income tax expense for the quarters ended March 31, 2003 and 2002, was $22 million and $16 million, resulting in effective tax rates of 33 percent and 35 percent. Our effective tax rate in 2003 was different than the statutory rate of 35 percent due to state income taxes and earnings from unconsolidated affiliates where we anticipate receiving dividends.

OTHER

     In the third quarter of 2002, the FERC approved our South System II project and related compressor facilities. This expansion has a design capacity of 330 million cubic feet per day. The construction will be undertaken in three phases, with a target in-service date for Phases I, II and III facilities of June 1, 2003, November 1, 2003 and May 1, 2004. The South System II project will increase our firm transportation capacity along our south mainline to Alabama, Georgia and South Carolina.

                        LIQUIDITY AND CAPITAL RESOURCES

LIQUIDITY

     Our liquidity needs are provided by cash flows from operating activities and the use of a cash management program with our parent company, El Paso. Under El Paso's cash management program, depending on whether we have short-term cash surpluses or requirements, we either provide cash to El Paso or El Paso provides cash to us. We have historically provided cash advances to El Paso, and we reflect these net advances to our parent as investing activities in our statement of cash flows. As of March 31, 2003, we had a cumulative net receivable from El Paso of $141 million as a result of this program. Our receivables from

El Paso are due upon demand. As of March 31, 2003, $48 million of this receivable was classified as current, and the remaining $93 million was classified as non-current notes receivable from affiliates in our balance sheet. In March 2003, we declared and distributed dividends of approximately $600 million to our parent including approximately $310 million of our outstanding affiliated receivables and approximately $290 million which was paid in cash using a portion of the proceeds generated by the issuance of the $300 million in notes. We believe that cash flows from operating activities and cash provided by El Paso's cash management program will be adequate to meet our short-term capital requirements for existing operations. Our cash flows for the years ended December 31 were as follows:

                                                                             THREE MONTHS
                                                YEAR ENDED DECEMBER 31,    ENDED MARCH 31,
                                                ------------------------   ----------------
                                                 2000     2001     2002     2002      2003
                                                ------   ------   ------   -------   ------
                                                               (IN MILLIONS)
Cash flows from operating activities..........  $ 218    $ 112    $ 209     $  61     $ 65
Cash flows from investing activities..........    (49)    (309)    (306)     (258)     (65)
Cash flows from financing activities..........   (170)     197       97       197       95

     In a series of credit rating agency actions in late 2002 and early 2003, and contemporaneously with the downgrades of the senior unsecured indebtedness of our parent company, El Paso, our senior unsecured indebtedness was downgraded to below investment grade and is currently rated B1 by Moody's and B+ by Standard & Poor's with a negative outlook from both agencies. These downgrades will increase our cost of capital, collateral requirements and could impede our access to capital markets in the future.

     As a result of the downgrade of El Paso's credit rating to below investment grade, cash generated within our Bear Creek investment can be used only for purposes of redeeming the preferred interests of an El Paso financing arrangement, referred to as Trinity River, that our investment collateralizes and for its internal cash needs. Until the preferred interests were redeemed in full, we were not able to receive any cash distributions from our ownership in Bear Creek. In March 2003, El Paso entered into a $1.2 billion two-year term loan and the proceeds were used to retire the outstanding balance under the Trinity River financing agreement.

     In August 2002, the FERC issued a notice of proposed rulemaking requiring, among other things, that FERC regulated entities participating in cash management arrangements with non-FERC regulated parents maintain a minimum proprietary capital balance of 30 percent, and that the FERC regulated entity and its parent maintain investment grade credit ratings, as a condition to participating in the cash management program. If this proposal is adopted, the cash management program with El Paso would terminate, which could affect our liquidity. We cannot predict the outcome of this proposal at this time.

CAPITAL EXPENDITURES

     Our capital expenditures during the periods indicated are listed below:

                                                                              THREE
                                                                             MONTHS
                                                          YEAR ENDED          ENDED
                                                         DECEMBER 31,       MARCH 31,
                                                      ------------------   -----------
                                                      2000   2001   2002   2002   2003
                                                      ----   ----   ----   ----   ----
                                                               (IN MILLIONS)
Maintenance........................................   $20    $ 52   $ 68   $11    $ 5
Expansion/Other....................................    51     116    175    26     40
                                                      ---    ----   ----   ---    ---
     Total.........................................   $71    $168   $243   $37    $45
                                                      ===    ====   ====   ===    ===

     Under our current plan, we expect to spend between approximately $60 million and $70 million in each of the next three years for capital expenditures to maintain the integrity of our pipeline and ensure the reliable delivery of natural gas to our customers. In addition, we have budgeted to spend between $120 million and $200 million in each of the next three years to expand the capacity and services of our system for long-term contracts. We expect to fund our maintenance and expansion capital expenditures through internally generated funds and by retaining a portion of the proceeds from our 2003 debt offering.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The following historical combined financial data for all periods reflects our historical financial information combined with Citrus' historical financial information. Our selected historical results are not necessarily indicative of results to be expected in future periods.

                                                                                       THREE MONTHS
                                                                                           ENDED
                                                  YEAR ENDED DECEMBER 31,                MARCH 31,
                                         ------------------------------------------   ---------------
                                          1998     1999     2000     2001     2002     2002     2003
                                         ------   ------   ------   ------   ------   ------   ------
                                                                (IN MILLIONS)
OPERATING RESULTS DATA:
  Operating revenues...................  $  417   $  417   $  404   $  402   $  429   $  103   $  120
                                         ------   ------   ------   ------   ------   ------   ------
  Operating expenses...................     188      196      198      182      181       42       50
  Merger-related costs and asset
     impairments(1)....................      --       90       --       --       --       --       --
  Depreciation, depletion and
     amortization......................      46       60       33       42       45       11       12
  (Gain) loss on long-lived assets.....      --       --       (5)      (1)       1       --       --
                                         ------   ------   ------   ------   ------   ------   ------
  Operating income.....................     183       71      178      179      202       50       58
  Other income, net....................      52       47       49       64       64        8       22
  Non-affiliated interest and debt
     expense...........................     (35)     (37)     (38)     (48)     (57)     (13)     (16)
  Affiliated interest income, net......       2       --        9       17        8        1        2
                                         ------   ------   ------   ------   ------   ------   ------
  Income before income taxes...........     202       81      198      212      217       46       66
  Income taxes.........................      70       23       66       67       87       16       22
                                         ------   ------   ------   ------   ------   ------   ------
  Income from continuing operations....     132       58      132      145      130       30       44
  Extraordinary items, net of income
     tax...............................      --       --       12       --       --       --       --
  Cumulative effect of accounting
     changes, net of income tax........      --       --       16       --       57       57       --
                                         ------   ------   ------   ------   ------   ------   ------
  Net income...........................  $  132   $   58   $  160   $  145   $  187   $   87   $   44
                                         ======   ======   ======   ======   ======   ======   ======

                                                           AS OF DECEMBER 31,                 AS OF
                                               ------------------------------------------   MARCH 31,
                                                1998     1999     2000     2001     2002      2003
                                               ------   ------   ------   ------   ------   ---------
                                                                   (IN MILLIONS)
FINANCIAL POSITION DATA:
  Total assets...............................  $1,959   $2,166    2,145   $2,475   $2,830    $2,684
  Total long-term debt.......................  $  503   $  499   $  499   $  699   $  798    $1,193
  Stockholder's equity.......................  $1,148   $1,194   $1,276   $1,420   $1,603    $1,048

---------------

(1) These charges are associated with El Paso's merger with Sonat Inc.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          SOUTHERN NATURAL GAS COMPANY

                                          By:      /s/ GREG G. GRUBER
                                            ------------------------------------
                                                       Greg G. Gruber
                                                   Senior Vice President,
                                                Chief Financial Officer and
                                                   Treasurer and Director
                                            (Principal Financial and Accounting
                                                           Officer)

Date: June 3, 2003